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                                                                Exhibit 99.01

                              CARDINAL HEALTH, INC.

                         Sarbanes-Oxley Blackout Notice
        To Directors and Executive Officers Subject to Section 306(a)(1)
                        of the Sarbanes-Oxley Act of 2002

                          Effective: December 10, 2004
                  Expected Duration: Through December 20, 2004

         Notice of and Reason for Blackout Period. Cardinal Health, Inc. (the "Company") will be transferring the administration of a number of its retirement plans to Fidelity Investments from Putnam Investments. The impacted plans are

      o the Cardinal Health Profit Sharing, Retirement and Savings Plan,

      o the Cardinal Health Profit Sharing, Retirement and Savings Plan for PRN Employees,

      o the Syncor International Corporation Employee Savings and Stock Ownership Plan,

      o the Cardinal Health Profit Sharing, Retirement and Savings Plan for Puerto Rico Employees, and

      o the Cardinal Health Prior Retirement Accounts Plan.

The administration of the Company's Deferred Compensation Plan and Directors Deferred Compensation Plan also will be transferred to Fidelity Investments. To ensure that all participant and plan information is accurately transferred from Putnam Investments to Fidelity Investments, there will be a period of time during which plan participants will not be able to direct or diversify investments held in the plans, change contribution rates, or obtain loans, withdrawals or distributions from the plan accounts. The period during which participants in the plans will be unable to exercise these rights is called a "Blackout Period."

         Impact of the Blackout Period. In addition to the unavailability of these plan features for all plan participants, it is unlawful under Section 306(a)(1) of the Sarbanes-Oxley Act of 2002 for any director or executive officer of the Company, directly or indirectly, to purchase, sell or otherwise acquire or transfer any equity security of the Company during any blackout period with respect to such equity security, if such director or executive officer acquires or previously acquired such equity security in connection with his or her service or employment as a director or executive officer of the Company.

         Duration of the Blackout Period. The Blackout Period will begin at 3:00 p.m. Eastern time on Friday, December 10, 2004 and is expected to end on Monday, December 20, 2004. To confirm that the Blackout Period has ended, please call Fidelity Investments at 1-877-866-4401. You may also contact Fidelity Investments by U.S. mail sent to Cardinal Health Financial Plans Service Center, 300 Puritan Way, Marlborough, MA 01752.

         Contact Information. If you have any questions concerning this notice, you should contact Fidelity Investments at the telephone number or address listed above.